Exhibit 10.1

Agreement No. 20-00223

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks. The identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

AMENDED AND RESTATED

EXCLUSIVE START-UP COMPANY LICENSE AGREEMENT

This Amended and Restated Exclusive Start-Up Company License Agreement (this “Agreement”) is made effective the 21st day of January, 2020 (the “Effective Date”) by and between the Wisconsin Alumni Research Foundation, a nonstock, nonprofit Wisconsin corporation (“WARF”), and NeuroOne Medical Technologies Corporation, a Delaware corporation (“Licensee”).

WHEREAS, WARF owns certain intellectual property rights to the inventions described in the “Licensed Patents” defined below, and WARF is willing to grant a license to Licensee under any one or all of the Licensed Patents, and Licensee desires a license under all of them;

WHEREAS, WARF and NeuroOne, LLC, a Minnesota limited liability company (the “Initial Licensee”) entered into an Exclusive Start-Up Company License Agreement (Agreement No. 14-00333) made effective October 1, 2014, which was amended on February 22, 2017 (Agreement No. 14-00333A), and further amended on March 30, 2019 (Agreement No. 14-00333B) and on September 18, 2019 (Agreement No. 14-00333C) (collectively, the “Original Agreement”);

WHEREAS, on October 27, 2016, the Initial Licensee merged with and into NeuroOne, Inc. a Delaware corporation (the “Successor Licensee”) with the Successor Licensee continuing as the surviving entity and successor to the Initial Licensee under the Original Agreement, with WARF consenting in Agreement No. 14-00333A for Initial Licensee to irrevocably transfer and assign to Successor Licensee all of Initial Licensee’s right, title and interest in and to the Original Agreement;

WHEREAS, on December 30, 2019, the Successor Licensee merged with and into Licensee, with Licensee as the surviving entity and successor to the Successor Licensee under the Original Agreement; and

WHEREAS, WARF and Licensee wish to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply which are incorporated herein by reference.

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Section 2. Grant.

A. License.

WARF hereby grants to Licensee under the Licensed Patents an exclusive license to make, use and sell Products in the Licensed Field and Licensed Territory. WARF hereby consents to the assignments resulting from the merger of Successor Licensee with and into Licensee, with Licensee as the surviving entity, and acknowledges and agrees that Licensee is the “Licensee” for all purpose of this Agreement and the Original Agreement. Licensee hereby accepts the transfer and assignment resulting from the merger of the Successor Licensee with and into Licensee, fully assumes all rights, obligations, liabilities, and responsibilities under this Agreement and the Original Agreement as if it were the “Licensee” under either, and agrees to be responsible in full for the covenants, representations, warranties, terms, liabilities, and obligations of the Initial Licensee and Successor Licensee under this Agreement and the Original Agreement.

B. Sublicenses.

Licensee may grant written, nonexclusive sublicenses, without the right to further sublicense, to third parties. Any agreement granting a sublicense shall contain terms and conditions no less restrictive than those set forth in this Agreement and shall state that the sublicense is subject to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee. Licensee shall provide WARF with the name, contact information and address of each sublicensee, as well as information regarding the number of full-time employees of any such sublicensee to allow WARF to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes. Upon WARF’s written request, Licensee shall provide to WARF copies of each sublicense agreement and any amendments thereto.

C. Reservation of Rights.

In addition to the United States Government Rights identified in Section 14, WARF hereby reserves the right to grant non-profit research institutions and governmental agencies non-exclusive licenses to practice and use the inventions of the Licensed Patents for Non-Commercial Research Purposes. WARF, the University of Wisconsin and the inventors of the Licensed Patents shall have the right to publish any information included in the Licensed Patents.

D. License to WARF.

(i) Licensee hereby grants, and shall require its sublicensee(s) to grant, to WARF a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses to non-profit research institutions and governmental agencies, to practice and use “Improvements” for Non-Commercial Research Purposes. “Improvements” shall mean any patented modification of an invention described in the Licensed Patents that (1) would be infringed by the practice of an invention claimed in the Licensed Patents; or (2) if not for the license granted under this Agreement, would infringe one or more claims of the Licensed Patents.

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(ii) In the event that Licensee and its sublicensee(s) discontinue the use or commercialization of the Licensed Patents or any Improvements provided for under this Agreement, Licensee shall grant, and shall require its sublicensee(s) to grant to WARF an option to obtain a nonexclusive, royalty-bearing license, with the right to grant sublicenses, to practice and use said Improvements for commercial purposes. Licensee shall provide to WARF written notice that Licensee and its sublicensee(s) intend to discontinue such use or commercialization immediately upon making such a decision. WARF’s option with respect to each Improvement shall expire sixty (60) days after WARF’s receipt of said written notice from Licensee. The failure of WARF to timely exercise its option under this paragraph shall be deemed a waiver of WARF’s option, but only with respect to the Improvement so disclosed.

Section 3. Development.

A. Licensee shall use commercially reasonable efforts to diligently develop, manufacture, market and sell Products in each Licensed Field and Licensed Territory throughout the term of this Agreement.

B. Beginning in calendar year 2017 and until the Date of First Commercial Sale, Licensee shall provide WARF with a written Development Report (as defined in Appendix D) summarizing Licensee’s development activities since the last Development Report and any necessary adjustments to the Licensee’s development plan. Licensee agrees to provide each Development Report to WARF on or before thirty (30) days from the end of each semi-annual period ending June 30 and December 31 for which a report is due, and shall set forth in each Development Report sufficient detail to enable WARF to ascertain Licensee’s progress toward the Licensee’s development of the Products. WARF reserves the right to audit Licensee’s records relating to the development activities required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.

C. Licensee agrees to and warrants that it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents and to develop Products for sale in the commercial market and that it so intends to develop Products for the commercial market.

Section 4. Consideration.

A. License Fee. In the Original Agreement, Licensee agreed to pay to WARF a one-time license fee of $[*] (the “License Fee”) upon the earliest of (i) the date as of which Licensee raises a cumulative total of at least $3 million in financing, (ii) closing date of a Change in Control of Licensee; or (iii) the date as of which Licensee's cumulative revenue reaches or exceeds $2 million. WARF acknowledges WARF’s receipt of Licensee’s payment of the License Fee prior to the Effective Date of this Agreement.

B. Royalty.

(i) In addition to the license fee under Section 4A, Licensee agrees to pay to WARF as “earned royalties” a royalty calculated as a percentage of the Net Sales derived from the sale, transfer and/or lease of Products in accordance with the terms and conditions of this Agreement. The royalty shall remain fixed while this Agreement is in effect at a rate of [*]% of such Net Sales and will be deemed earned as of the date such Net Sales are received and paid on a quarterly basis as set forth in Section 4F.

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(ii) If Licensee is required to pay royalties to one or more independent third parties during any calendar year to obtain a license or similar right in the absence of which Licensee could not legally make, use or sell Products, then the royalty payable hereunder will be reduced by [*]% for each additional [*]% of royalties payable for all of the additional licensing components, to WARF. Notwithstanding the foregoing, in no event shall the royalty due WARF be reduced to less than [*]%.

C. Sublicensing Royalties and Fees.

(i) With respect to sublicenses granted by Licensee under Section 2B, Licensee shall pay to WARF an amount equal to what Licensee would have been required to pay to WARF had Licensee sold the amount of Products sold by such sublicensee.

(ii) In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, or option to sublicense, or other similar rights, and such payments are not based directly upon the amount or value of Products sold by the sublicensee (hereinafter “Sublicense Fees”), then Licensee shall pay WARF [*]% of such Sublicense Fees within thirty (30) days of Licensee’s receipt of such Sublicense Fees, and otherwise in the manner specified in Section 4F. Licensee shall not receive from its sublicensees anything of value in lieu of cash payments in consideration for any sublicense granted under this Agreement without the express prior written consent of WARF. No payments owed for Sublicense Fees shall be prorated, whether the sublicense to the Licensed Patents is bundled with other licenses or sublicenses or not, without WARF’s written consent.

D. Minimum Royalty.

Licensee further agrees to pay to WARF a minimum royalty of $50,000 for calendar year 2020, $100,000 for calendar year 2021, and $150,000 for calendar year 2022 and each calendar year thereafter or part thereof during which this Agreement is in effect, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that Net Sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due to WARF for any other given calendar year.

E. Patent Fees and Costs.

(i) In the Original Agreement, Licensee agreed to reimburse WARF $[*] (the “Patent Fee”) towards the costs incurred by WARF in filing, prosecuting and maintaining the Licensed Patents. Such payment is due the earliest of (i) the date as of which Licensee raises a cumulative total of at least $5 million in financing; (ii) a Change in Control (as defined below) of Licensee; or (iii) the date as of which Licensee's cumulative revenue reaches or exceeds $2 million. WARF acknowledges WARF’s receipt of Licensee’s payment of the Patent Fee prior to the Effective Date of this Agreement.

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(ii) If WARF decides to abandon maintenance of any patent under the Licensed Patents, WARF shall provide Licensee notice of WARF’s intent to abandon such application and the parties will determine in good faith how to proceed, taking into account the patent fees and costs already expended.

F. Accounting Payments.

(i) Amounts owing to WARF under Section 4B and Section 4C shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the thirtieth (30th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any royalty and non-royalty amounts owed to WARF under this Agreement which remain unpaid more than thirty (30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii) Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 16(a). All royalties owing with respect to Net Sales and other fees stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation Value of Foreign Currencies on the day preceding the payment. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee or its sublicensee(s).

(iii) A full accounting showing how any amounts owing to WARF under Section 4B and Section 4C have been calculated shall be submitted to WARF on the date of each such payment. For royalties, such accounting shall be on a per country and product line, model or tradename basis and shall be summarized on the form shown in Appendix C attached to this Agreement. Such accounting shall include completing the quarterly royalty forecast section of Appendix C. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

Section 5. Certain Warranties.

A. WARF warrants that except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

(i) a warranty or representation by WARF as to the validity or scope of any of the Licensed Patents;

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(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

(iii) an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement.

B. WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S) OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

C. Licensee represents and warrants that Products produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.0 § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

Section 6. Recordkeeping.

A. Licensee and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its sublicensee(s)’s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture. In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing the development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing the development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B. Licensee and its sublicensee(s) shall take all steps necessary so that WARF may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to allow WARF to verify the accuracy of Licensee’s royalty reports and Development Reports, the royalty reports of its sublicensee(s), and any applicable Sublicense Fees. Such review may be performed by any employee of WARF as well as by any attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours.

C. If a royalty payment deficiency is determined, Licensee and its sublicensee(s), as applicable, shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4F(i).

D. If a royalty payment deficiency for a calendar year exceeds the lesser of [*]% of the royalties paid for that year or $[*], then Licensee or its sublicensee(s) shall be responsible for paying WARF’s out-of-pocket expenses incurred with respect to such review.

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Section 7. Term and Termination.

A. The term of this Agreement shall begin on the Effective Date and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Valid Claims of any Licensed Patent remain or the payment of earned royalties under Section 4B and Section 4C, once begun, ceases for more than four (4) calendar quarters.

B. Licensee may terminate this Agreement at any time by giving at least ninety (90) days’ written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination.

C. If Licensee at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report or commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or if Licensee or its sublicensee(s) offer any component of the Licensed Patents to their creditors, WARF may, at its option, terminate this Agreement immediately by giving notice of termination to Licensee.

D. WARF may terminate this Agreement by giving Licensee at least ninety (90) days’ written notice if the Date of First Commercial Sale does not occur by June 30, 2020.

E. Upon the termination of this Agreement, Licensee and its sublicensee(s) shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee and its sublicensee(s) shall also remain obligated to pay all other amounts owed under this Agreement to WARF prior to termination. Such accountings and payments shall be due within thirty (30) days of termination.

F. Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

Section 8. Assignability.

This Agreement may not be transferred or assigned by Licensee, without the prior written consent of WARF, expect that Licensee may assign this Agreement in the event of a Change in Control of Licensee. As used herein, “Change in Control” means (i) the sale or disposition of all or substantially all the assets of Licensee or its direct or indirect parent corporation; (ii) the reorganization, merger, consolidation, or similar transaction involving Licensee or its direct or indirect parent corporation which results in the voting securities of such entity outstanding immediately prior to that transaction ceasing to represent at least 50% of the combined voting power of the surviving entity immediately after such transaction; (iii) the acquisition in one or more transactions by any “person”, as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any of such person's “affiliates” or “associates”, as such terms are used in the Exchange Act, of 40% or more of the outstanding shares of the voting capital stock of Licensee or its direct or indirect parent corporation (excluding any employee benefit plan or related trust sponsored or maintained by that entity); or (iv) any event or series of events in which the individuals who are the directors of Licensee or its direct or indirect parent corporation as of the effective date of this Agreement (“Incumbent Directors”) cease for any reason to constitute at least fifty percent (50%) of the board of directors of that entity; provided, however, that if any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new director shall be considered an Incumbent Director. Any attempted transfer or assignment in contravention of the foregoing shall be void.

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Section 9. Contest of Validity.

A. Licensee and its sublicensee(s) must provide WARF at least three (3) months prior written notice before filing any action that contests the validity of any Licensed Patent during the term of this Agreement.

B. In the event Licensee or its sublicensee(s) files any action contesting the validity of any Licensed Patent, the filing party shall pay a royalty rate of two (2) times the royalty rate specified in Section 4B of this Agreement for all Products sold during the pendency of such action. Moreover, should the outcome of such contest determine that any claim of a Licensed Patent challenged is valid and would be infringed by a Product sold by Licensee (or its sublicensee(s) if such sublicensee filed the action), if not for the license granted by this Agreement, Licensee (or its sublicensee(s), if such sublicensee filed the action) shall thereafter, and for the remaining term of this Agreement, pay a royalty rate of three (3) times the royalty rate specified in Section 4B of this Agreement.

C. In the event that Licensee or its sublicensee(s) contests the validity of any Licensed Patent during the term of this Agreement, Licensee agrees (and shall require its sublicensee(s) to agree) to pay to WARF all royalties due under the Agreement during the period of challenge. For the sake of clarity, such amounts shall not be paid into any escrow or other account, but directly to WARF, and shall not be refunded.

Section 10. Enforcement.

WARF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement, when, in WARF’s sole judgment, such action may be necessary, proper, and justified and makes reasonable business sense considering all factors. In the event that Licensee or its sublicensee(s) believe there is infringement of any Licensed Patent under this Agreement which is to its substantial detriment, Licensee shall provide WARF with notification and reasonable evidence of such infringement. Upon request by WARF, Licensee will provide WARF with such assistance and information as may be useful to WARF in connection with WARF’s taking such action (if the cause of action arose during the term of this Agreement and WARF reimburses Licensee for Licensee’s reasonable out-of-pocket expenses).

Section 11. Patent Marking.

Licensee and its sublicensee(s) shall mark all Products or Product packaging with the appropriate patent number reference in compliance with the requirements of U.S. law 35 U.S.C. § 287.

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Section 12. Product Liability: Conduct of Business.

A. Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Licensee or its sublicensee(s) hereunder. WARF at all times reserves the right to select and retain counsel of its own to defend WARF’s interests.

B. Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the Products subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Upon WARF’s request, Licensee will present evidence to WARF that such coverage is being maintained.

Section 13. Use of Names.

Neither Licensee nor its sublicensee(s) shall use WARF’s name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

Section 14. United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted under this Agreement to Licensee or any of its sublicensees shall be subject to such right.

Section 15. Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

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Section 16. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery or electronic transmission, i.e., email, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)	Wisconsin Alumni Research Foundation

Attn: Contract Manager

614 Walnut Street, 13th Fl.

Madison, Wisconsin 53726

(b)	NeuroOne Medical Technologies Corporation

Attn: CEO and President

7599 Anagram Drive

Eden Prairie, Minnesota 55344

Section 17. Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement. The parties acknowledge and agree that, as of the Effective Date, this Agreement shall supersede the Original Agreement, which is terminated in its entirety and replaced with the terms and conditions set forth in this Agreement.

Section 18. Confidentiality.

The parties hereto agree to keep any information identified as confidential by the disclosing party, confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include the terms of this Agreement, Licensee’s development plan and Development Reports, Royalty Reports and forecasts, sublicenses, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the parties. Except as may be authorized in advance in writing by WARF, Licensee shall only grant access to WARF’s Confidential Information to its sublicensee(s) and those employees of Licensee and its sublicensee(s) involved in research relating to the Licensed Patents. Licensee shall require its sublicensee(s) and all such employees to be bound by terms of confidentiality no less restrictive than those set forth in this Section 18. Licensee and its sublicensee(s) shall not use any Confidential Information to WARF’s detriment, including, but not limited to, claiming priority to the Licensed Patents in any patent prosecution. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i) the receiving party can show by written record that it possessed the information prior to its receipt from the disclosing party;

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(ii) the information was already available to the public or became so through no fault of the receiving party;

(iii) the information is subsequently disclosed to the receiving party by a third party that has the right to disclose it free of any obligations of confidentiality;

(iv) the information is required by law, rule, regulation or judicial process to be disclosed (if such requirement arises, the party requested to disclose the Confidential Information of the other party shall, prior to any such disclosure, promptly notify said party and provide assistance in any reasonable effort to obtain confidential treatment with respect to such disclosure);

(v) the information is reasonably required for regulatory filings for the Products that Licensee has a license or right to develop or commercialize hereunder in a given country or region;

(vi) the information is reasonably necessary to be disclosed to a Licensee’s affiliates’ employees, consultants, contractors, and agents, to its licensees and sublicensees, in each case on a need-to-know basis in connection with the development or commercialization of the Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein;

(vii) the information is reasonably necessary to be disclosed to actual and bona fide potential investors, acquirors, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent (except with respect to duration, which may be shorter as long as not less than three (3) years) as those herein; or

(viii) five (5) years have elapsed from the expiration of this Agreement.

Section 19. Publicity.

A. Except as required by applicable law (including, disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the NASDAQ stock exchange or any other stock exchange on which securities issued by Licensee or its affiliates are traded), neither WARF nor Licensee shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other party. In the event of a required public announcement, to the extent practicable under the circumstances, the party making such announcement shall provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other party a reasonable opportunity to review and comment upon the proposed text in addition to approving the public announcement; provided, however, that the party making such announcement shall make every effort not to disclose any of the other party’s Confidential Information.

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B. Licensee be permitted to file this Agreement (with the redaction of certain provisions of this Agreement) with the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency on which securities issued by Licensee or its affiliate are traded, and Licensee shall use commercially reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, however, that Licensee shall ultimately retain control over what information it must disclose to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency, as the case may be.

Section 20. Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed. This Agreement may be executed in one or more counterparts by the parties by signature of a person having authority to bind the party, each of which when executed and delivered by facsimile, electronic transmission, or by mail delivery, will be an original and all of which will constitute but one and the same Agreement. The parties agree this Agreement may be electronically signed and that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. No agreement between the parties will exist unless the duly authorized representatives of Licensee and WARF have signed this document within sixty (60) days of the Effective Date written on the first page of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

Wisconsin Alumni Research Foundation

By:	/s/ Michael Falk	Date:1/21/2020
Michael Falk, Chief Intellectual Property & Licensing Officer

NeuroOne Medical Technologies Corporation

By:	/s/ Dave Rosa	Date:1/21/2020
Dave Rosa, CEO and President

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APPENDIX A

A. “Date of First Commercial Sale” shall mean the date when Licensee sells an FDA approved Product to the retail market.

B. “Development Report” shall mean a written account of Licensee’s progress of the development of the Products, having at least the information specified on Appendix D to this Agreement.

C. “Licensed Field” shall be limited to devices for the treatment and diagnosis of neurological disorders.

D. “Licensed Patents” shall refer to and mean those patents listed on Appendix B attached hereto.

E. “Licensed Territory” shall be limited to the United States.

F. “Net Sales” shall mean the gross revenue received by Licensee and by its sublicensees, as applicable, from the sale or other disposition of Products covered by a Valid Claim made, sold, leased, transferred and/or imported in the Licensed Territory, less the following items, but only insofar as these items are commercially reasonable under the circumstances, documented in writing, pertain specifically to the sale of the Product, were actually included and accounted for in the gross revenue, and were not given in exchange for anything of value (such as data, in-kind exchanges, or commitments to purchase other products or services): (a) use, excise, sales and other applicable taxes; (b) credits for returns and rejections; (c) allowances for bad debt and uncollectible accounts (provided that Licensee has undertaken commercially reasonable efforts to obtain each such debt and amount); (d) customary and commercially reasonable quantity and cash discounts or rebates actually allowed, taken or paid; (e) governmental and managed care rebates, and hospital or other buying group charge backs; and (f) costs of insurance and outbound transportation (prepaid or allowed) of the Products from the place of manufacture to the customer’s location. Licensee and its sublicensees will not receive any non-monetary consideration in exchange for the transfer, lease or sale of a Product. For clarity, the foregoing deductions applicable to a given Product shall not exceed an aggregate maximum of twenty percent (20%) of the invoiced price for such Product, unless Licensee requests and WARF provides prior written consent to deduct a larger percentage in view of the facts of the particular circumstances, which request WARF will consider in good faith and will not unreasonably withhold its consent.

Products that are transferred to third parties without charge (“Free Products”) shall be accounted for in the calculation of Net Sales by using the average invoice price to the end user of that type of Product during the applicable calendar quarter, unless Licensee requests and WARF provides prior written consent to calculate the amount owed for such Products in a different manner, which request WARF will consider in good faith and will not unreasonably withhold its consent; provided, however, Licensee may withhold such Free Products from the calculation of Net Sales to the extent such dispositions constitute less than ten percent (10%) of Products, excluding Free Products, that were transferred during the applicable calendar quarter, and after which threshold is met such Free Products shall be included in the calculation of Net Sales as stated above.

Amended and Restated Exclusive Start-Up License - 20-00223	Page 13 of 17

G. “Non-Commercial Research Purposes” shall mean the use of the inventions of the Licensed Patents and/or Improvements for academic research purposes or other not-for-profit or scholarly purposes not involving the use of the inventions of the Licensed Patents or Improvements to perform services for a fee or for the production or manufacture of products for sale to third parties.

H. “Products” shall refer to and mean any and all products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any of the Licensed Patents

I. “Valid Claim” means (i) any claim of an issued and unexpired patent within the Licensed Patents which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and (ii) any pending claim in a pending patent application within the Licensed Patents.

Amended and Restated Exclusive Start-Up License - 20-00223	Page 14 of 17

APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	APPLICATION SERIAL NUMBER	FILING DATE	PATENT NUMBER

[*]

[*]	[*]	[*]	[*]	[*]

THIN-FILM MICRO ELECTRODE ARRAY AND METHOD (Ahmed, Kim, Niemann, Sillay, Williams)

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

Amended and Restated Exclusive Start-Up License - 20-00223	Page 15 of 17

APPENDIX C

WARF ROYALTY REPORT

Licensee: ________________________________	Agreement No:_______________________
Inventor: ________________________________	P#: ________________________________
Period Covered: From:_______________________	Through: ___________________________
Prepared By:______________________________	Date: ______________________________
Approved By:_____________________________	Date: ______________________________

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	Single Product Line Report:________________________________________________
Multiproduct Summary Report. Page 1 of _______Pages
Product Line Detail. Line: ___________ Tradename: __________ Page__________

Report Currency: U. S. Dollars ________ Other _______________

Country	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year

TOTAL:

Total Royalty: _____________Conversion Rate: __________ Royalty in U.S. Dollars: $______

The following royalty forecast is non-binding and for WARF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter: _____ Q2: ______ Q3: ____ Q4: ____

* On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist WARF’s forecasting, please comment on any significant expected trends in sales volume.

Amended and Restated Exclusive Start-Up License - 20-00223	Page 16 of 17

APPENDIX D

DEVELOPMENT REPORT

A.	Date development plan initiated and time period covered by this report.

B.	Development Report (4-8 paragraphs).

1.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.	Future Development Activities (4-8 paragraphs).

1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.	Estimated total development time remaining before a product will be commercialized.

D.	Items to be provided if applicable:

1.	Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.	Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Wisconsin Alumni Research Foundation

Attn.: Contracts Manager

614 Walnut Street, 13th Floor

Madison, WI 53726

Amended and Restated Exclusive Start-Up License - 20-00223	Page 17 of 17